CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm and Experts” and “Financial Statements” in the Registration Statement (Form N-2 Nos. 333-119654 and 811-07080) of MuniYield Michigan Insured Fund, Inc. filed with the Securities and Exchange Commission, and to the incorporation by reference therein of our report dated December 16, 2003, with respect to the financial statements of MuniYield Michigan Insured Fund, Inc., for the fiscal year ended October 31, 2003.

/s/    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 12, 2004